UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No . )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

SOUTHWEST AIRLINES CO.

(Name of Registrant as Specified in its Charter)

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following is a transcript of a video message by Robert E. Jordan, President, Chief Executive Officer, & Vice Chairman of the Board of Directors of Southwest Airlines Co. (the “Company”), published on August 29, 2024:

Bob’s Briefing: I’m Focused on Our Future

Bob Jordan

President CEO & Vice Chairman of the BOD

Published 8/29/2024

Well, hey everybody. I’m sure many of you have seen Elliott Investment Management’s letter to Shareholders that was released on Monday. This approach is standard procedure in these situations. I won’t belabor the content of their letter here, much of which mirrors what they’ve said already. I do want to correct the record on one item though. One hundred percent of my focus is on continuing to take steps to drive Southwest Airlines forward for our Customers, our Shareholders, and for you.

It’s not – and it’s never been – about me. This is about us, our collective future, and our work together to restore our performance. And I’m confident that we will do exactly that. Members of our Board plan to meet with Elliott on September 9, and we hope to agree on a collaborative path forward. In the interim, I’m looking forward to our Investor Day on September 26, when we’ll discuss our plans for Southwest in a lot more detail.

Hopefully, you saw the sneak peek sketches of our new uniforms! Some of our Uniform Inspiration Team Members walked the runway this week to preview the refreshed uniform designs in Dallas. We’re sworn to secrecy for a little bit longer, but I want to say how proud I am of our Employees and the effort they’ve put into this project–the new designs are just terrific! So, stay tuned for a fun video reveal to debut your Cohearts’ new designs on September 19.

Well, if you get a chance, be sure to watch Andrew’s latest To the Point video, where he talks about how we’re regulated and how we engage with our regulators, like the DOT and FAA on behalf of Southwest Airlines. While on SWALife, watch the video about operating margins from SVP Finance & Controller, Ryan Martinez, part of a series designed to discuss key financial metrics and topics that drive our Company’s financial success.

Finally, my Shout Out this week is for a Miami Customer Service Agent who demonstrates our Value of Service with LUV and positively impacts both Cohearts and Customers. So, take a look and see that on Viva Engage.

Well, I LUV y’all. Let’s make it a safe and terrific week and weekend ahead.

Follow me on:

Instagram @BobJordan

LinkedIn

Important Additional Information

The Company intends to file a proxy statement and a WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s next meeting of Shareholders (whether an Annual or Special Meeting of Shareholders (the “Shareholder Meeting”)). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SHAREHOLDER MEETING. Shareholders will be able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings.

Participant Information

The Company, each of its Directors (namely, Gary C. Kelly, Robert E. Jordan, William H. Cunningham, Ph.D., Lisa M. Atherton, David W. Biegler, J. Veronica Biggins, Roy Blunt, Douglas H. Brooks, Eduardo F. Conrado, Rakesh Gangwal, Thomas W. Gilligan, Ph.D., David P. Hess, Elaine Mendoza, Christopher P. Reynolds, and Jill A. Soltau) and one of its executive officers (namely, Tammy Romo, Chief Financial Officer) are deemed to be “participants” (as defined in Section 14(a) of the Exchange Act) in the solicitation of proxies from the Company’s Shareholders in connection with the matters to be considered at the Shareholder Meeting. Information about the compensation of our named executive officers and our non-employee Directors is set forth in the sections titled “Compensation of Executive Officers” and “Compensation of Directors” in the Company’s definitive proxy statement on Schedule 14A for the Company’s 2024 Annual Meeting of Shareholders, filed on April 5, 2024 (the “2024 Definitive Proxy”), commencing on pages 28 and 64, respectively, and is available here. Information regarding the participants’ holdings of the Company’s securities can be found in the section titled “Security Ownership of Management” in the Company’s 2024 Definitive Proxy on page 27 and is available here, and as updated in the filings referenced below. Supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC on May 2, 2024 for Mr. Kelly (available here); May 16, 2024 for Dr.  Cunningham (available here); May 16, 2024 for Ms.  Atherton (available here); May 16, 2024 for Mr.  Biegler (available here); May 16, 2024 for Ms.  Biggins (available here); May 16, 2024 for Mr.  Blunt (available here); May 16, 2024 for Mr.  Brooks (available here); May 16, 2024 for Mr.  Conrado (available here); August 1, 2024 for Mr.  Gangwal (available here); May 16, 2024 for Dr.  Gilligan (available here); May 16, 2024 for Mr.  Hess (available here); May 16, 2024 for Ms.  Mendoza (available here); May 16, 2024 for Mr.  Reynolds (available here); and May 16, 2024 for Ms.  Soltau (available here). Such filings are available on the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings or through the SEC’s website via the links referenced above. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the section titled “Security Ownership of Management” of the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the Shareholder Meeting.

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